UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2025

DISTRIBUTION SOLUTIONS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 1700, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 611-9888

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $1.00 par value	DSGR	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2025, Distribution Solutions Group, Inc. (the “Company”) appointed Barry Litwin as Chief Executive Officer of TestEquity LLC, a Delaware limited liability company and subsidiary of the Company (“TestEquity”), effective July 14, 2025. In connection with his appointment, Mr. Litwin will serve as an executive officer of the Company and will be designated as a Section 16 officer under the Securities Exchange Act of 1934, as amended. A copy of the press release, dated June 30, 2025, announcing Mr. Litwin’s appointment is filed as Exhibit 99.1 hereto and incorporated by reference into this Item 5.02.

There are no transactions between the Company and Mr. Litwin that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Litwin and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K. There are no arrangements or understandings between Mr. Litwin and any other persons pursuant to which he was selected as TestEquity’s Chief Executive Officer.

On June 26, 2025, TestEquity entered into an employment agreement (the “CEO Employment Agreement”) with Barry Litwin, pursuant to which Mr. Litwin will receive a base salary of $850,000 annually and, for calendar years after 2025, will participate in a performance-based bonus program under which his annual bonus will range from 0% to 150% of base salary, with a target bonus amount equal to 100% of base salary. Mr. Litwin will receive a cash signing bonus equal to his target bonus amount prorated for his period of employment with the Company in 2025. Mr. Litwin will also receive an equity signing bonus in the form of 70,000 restricted stock units, which will be 25% vested on the date of grant and will vest in 25% increments on each anniversary of the date of grant. Both the cash signing bonus and the equity signing bonus are subject to clawback by the Company in the event that Mr. Litwin’s employment with the Company terminates during his initial 18-month employment period as a result of termination by the Company for “Cause” or resignation by Mr. Litwin without “Good Reason” (as such terms are defined in the CEO Employment Agreement). Mr. Litwin will receive the following nonqualified stock option grants: (i) 100,000 stock options with an exercise price of $35 per share; (ii) 70,000 stock options with an exercise price of $45 per share; (iii) 50,000 stock options with an exercise price of $55 per share; and (iv) 50,000 stock options with an exercise price of $70 per share (collectively, the “Stock Options”). The Stock Options will vest 20% per year on each anniversary of the date of grant.

The CEO Employment Agreement provides for severance benefits in the event of the Company’s termination of Mr. Litwin without Cause or resignation by Mr. Litwin for Good Reason, including continuation of base pay for twelve (12) months following termination of employment, payment of a taxable COBRA subsidy for a maximum of twelve (12) months following termination of employment, payment of any earned but unpaid bonus for a completed fiscal year, and payment of a prorated annual bonus for the current fiscal year, subject to certain requirements.

The foregoing description of the CEO Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the CEO Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description

10.1*	Employment Agreement, dated June 26, 2025, between TestEquity LLC and Barry Litwin.

99.1	Press Release dated June 30, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISTRIBUTION SOLUTIONS GROUP, INC.
(Registrant)

Date: July 2, 2025	By:	/s/ Ronald J. Knutson
	Name:	Ronald J. Knutson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer